NEWS RELEASE
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                                                       CONTACT: Kevin McDermed
                                                       913 367 2121
                                                       NYSE: FDY

                     ATCHISON CASTING CORPORATION COMPLETES
                          EXTENSION OF CREDIT FACILITY

         Atchison, Kansas - December 20, 2001 - Atchison Casting Corporation
(NYSE:"FDY") today announced that it has entered into an amendment and extension of its North American revolving credit facility with its senior lenders until
June 30, 2002. The Company had previously entered a Forbearance Agreement with its lenders, which was set to expire this week.

          The Twelfth Amendment and Forbearance Agreement consists of a $75.5 million revolving credit facility, decreasing to $72.5 million on January 31,
2002 and to $70.5 million on March 31, 2002. Asset sales and tax refunds will be used to reduce indebtedness. Secured by substantially all of the Company's North
American assets, loans under this credit facility will bear interest at prime plus 2.0%. A new covenant regarding operating cash flow (minimum cumulative earnings before interest, taxes, amortization and depreciation) has also been added.

         "This extension will alleviate the uncertainty felt by some of our suppliers, and allow management to focus more on operations," said Hugh H.
Aiken, CEO.

         Previously the Company announced that its U.K. subsidiary, Atchison
Casting UK Limited ("ACUK"), entered a new, three year, facility of up to 25 million British pounds (approximately $35 million U.S.), subject to certain eligibility calculations, with Burdale Financial Limited, an affiliate of
Congress Financial Corporation. ACUK is the parent of Sheffield Forgemasters
Group Limited, the parent company of the Company's UK operations.

         ACC produces iron, steel and non-ferrous castings for a wide variety of equipment, capital goods and consumer markets.

         This press release contains forward-looking statements that involve risks and uncertainties. Such statements include the Company's expectations as to future performance. Among the factors that could cause actual results to differ materially from the forward looking statements are the following: costs of closing foundries, success in selling Jahn Foundry and Los Angeles Die
Casting, the impact that terrorist activities on and after September 11, 2001 and any related military responses may have on the markets served by the
Company, business conditions and the state of the general economy, particularly the capital goods industry, the strength of the U.S. dollar, British pound sterling and the Euro, interest rates, the Company's ability to renegotiate or refinance its lending arrangements, utility rates, the availability of labor, the successful conclusion of union

                          ATCHISON CASTING CORPORATION
      400 SOUTH FOURTH STREET o P.O. BOX 188 o ATCHISON, KANSAS 66002-0188
                      o (913) 367-2121 o FAX (913) 367-2155

contract negotiations, the results of any litigation arising out of the accident at Jahn Foundry, results of any litigation or regulatory proceedings arising from the accounting irregularities at the Pennsylvania Foundry Group, the competitive environment in the casting industry and changes in laws and regulations that govern the Company's business, particularly environmental regulations.

                          ATCHISON CASTING CORPORATION
      400 SOUTH FOURTH STREET o P.O. BOX 188 o ATCHISON, KANSAS 66002-0188
                     o (913) 367-2121 o FAX (913) 367-2155